5445 Conestoga Court, Suite 150 Boulder, Colorado 80301

NOTICE OF ADJOURNMENT OF ANNUAL MEETING

YOUR PARTICIPATION IS REQUESTED

August 14, 2024

Dear Fellow Stockholder:

According to our latest records, we have not yet received your voting instructions for the Annual Meeting of Stockholders of Sonoma Pharmaceuticals, Inc. (the “Company”). This important notice is to inform you that the Annual Meeting has been adjourned until August 23, 2024 at 11 a.m., local time, to allow stockholders additional time to exercise their voting rights by submitting their voting instructions. The adjourned meeting will be held at the Company’s principal executive offices located at 5445 Conestoga Court, Suite 150, Boulder, CO, 80301.

In order to hold the annual meeting, we need to have a quorum present (at least one-third of common stock outstanding shares present and voting at the meeting). We currently do not have a quorum present to hold the Annual Meeting, so your vote is extremely important, no matter how many shares you hold or how you choose to vote. Please vote your shares today to help the Company avoid further costs of adjourning the meeting.

For the reasons set forth in the proxy statement dated July 1, 2024, your Board of Directors unanimously recommends you vote “FOR” the election of two director nominees and “FOR” proposals 2, 3, 4, 5, 6, 7 and 8. Please vote via the internet or sign, date and return the enclosed voting instruction form as soon as possible.

On behalf of your Board of Directors, thank you for your ongoing support of, and continued interest in, our Company.

Sincerely,

Bruce Thornton
Executive Vice President, Chief Operating Officer and Corporate Secretary